Exhibit 10.10

Mast Hill Fund, L.P.

48 Parker Road

Wellesley, MA 02482

August 9, 2023

1847 Holdings LLC

590 Madison Avenue, 21st Floor

New York, NY 10022

Attn: Ellery W. Roberts

Mr. Roberts:

Reference is made to that certain Promissory Note in the principal amount of $1,390,908.59 issued by 1847 Holdings LLC (the “Company”) to Mast Hill Fund, L.P., a Delaware limited partnership (the “Holder”) on February 9, 2023 (the “Note”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Note.

This letter shall serve as notice that an Event of Default has occurred pursuant to Section 3.20 of the Note due to the Company’s failure to make certain required payments on or prior to August 9, 2023 (the “Delinquent Payments”). Notwithstanding the foregoing, the Holder agrees that (i) it will not require payment in cash of the Default Amount or any other fees due pursuant to Section 3.22 of the Note (or take any collection action against the Company for payment in cash of such amounts) for a period of sixty (60) calendar days from August 9, 2023 and (ii) will waive all rights to accelerate the maturity of the Note as a result of the Delinquent Payments for a period of sixty (60) calendar days from August 9, 2023. The parties further acknowledge that since an Event of Default has occurred, the Holder may convert the Note (including but not limited to the Default Amount) in full in accordance with Section 1.1 of the Note.

By signing below, the parties hereto hereby consent and agree to the terms as set forth above.

Very truly yours,

MAST HILL FUND, L.P.

By:	/s/ Patrick Hassani
Name:	Patrick Hassani
Title:	Chief Investment Officer

AGREED AND ACKNOWLEDGED:

1847 HOLDINGS LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Chief Executive Officer